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                                                                    Exhibit 99.7

Dobson Communications and American Cellular to Accelerate GSM/GPRS Overlay of Networks; 2003-2004 Total Capital Expenditures Remain Unchanged

OKLAHOMA CITY, July 18, 2003 (PRIMEZONE) -- Dobson Communications Corporation (Nasdaq:DCEL) and American Cellular Corporation today announced plans to accelerate the overlay of GSM/GPRS (Global System for Mobile
Communications/General Packet Radio Service) technology throughout their TDMA networks.

Accelerating their GSM/GPRS overlay will provide significant benefits.


 -- The acceleration of the GSM/GPRS overlay will enable both Dobson and American Cellular to offer advanced voice and data services significantly sooner than previously planned to their customers and to the customers of their major roaming partners.

 -- The companies now expect to substantially complete their GSM/GPRS overlay in the continental United States in the first quarter of 2004, rather than the original completion date of October 2004. Dobson plans to overlay GSM/GPRS throughout its Alaska properties in the second quarter of 2004.

 -- The companies had previously anticipated spending part of their 2004 capital budgets to increase TDMA network capacity. With the acceleration of the GSM/GPRS overlay, that spending will be re- allocated from TDMA to additional GSM/GPRS radios and cell sites.

 -- Finally, Dobson and American Cellular plan to install EDGE (Enhanced Data
    Rates for GSM Evolution) throughout their networks in the first half of 2004, which will significantly increase the speed of their wireless data services.

The companies' revised total 2003-2004 capital expenditure plans have not changed materially. With the acceleration of capital spending into the 2003 year, each company said that it expects its 2004 capital budget will be significantly reduced from previous plans.

Dobson originally projected capital expenditures of approximately $100 million in 2003. With the shift of construction from 2004 into the current year, the 2003 capital expenditure budget is now expected to be in an approximate range of $135 million to $145 million.

American Cellular originally projected 2003 capital expenditures of approximately $60 million. It now plans to accelerate construction from 2004 into the current year, increasing 2003's capital expenditure budget to an approximate range of $85 million to $105 million.

As of June 30, 2003, Dobson's capital expenditure for the current year was approximately $50 million and American Cellular's capital expenditure was approximately $28 million.

Dobson and American Cellular announced on July 14, 2003, the signing of long-term GSM/GPRS roaming agreements with AT&T Wireless (NYSE:AWE). They signed long-term, GSM/GPRS roaming agreements with Cingular Wireless in February 2002. AT&T Wireless and Cingular
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together provide approximately 90 percent of the roaming minutes on Dobson's and
American Cellular's nationwide networks.

American Cellular, which is jointly owned by Dobson and AT&T Wireless (NYSE:AWE), also announced in a separate press release its plans to effect a private offering of $900 million in senior notes due 2011.

American Cellular also disclosed certain balance sheet data. As of June 30, 2003, American Cellular reported approximately $20 million in unrestricted cash and approximately $4 million in restricted cash; an outstanding balance on its bank credit facility of approximately $864 million; and an outstanding balance of approximately $695 million (net of discount) in 9 1/2% senior subordinated notes.

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns or manages wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact these areas and the American Cellular's overall business and financial performance can be found in its reports filed with the Securities and Exchange Commission.

CONTACT:  Dobson Communications
          J. Warren Henry
          Vice President, Investor Relations
          (405) 529-8820